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Exhibit 10.54

DISTRIBUTION SERVICES AGREEMENT

        This Distribution Services Agreement ("Agreement") is entered into as of February 1, 2005 by and between Reliant Pharmaceuticals, Inc., a Delaware corporation with its principal place of business located at 110 Allen Road, Liberty Corner, NJ 07938 ("Customer"), and Cardinal Health* with its principal place of business located at 7000 Cardinal Place, Dublin, Ohio 43017 ("Service Supplier"). Customer and Service Supplier shall each be a "Party" and shall collectively be referred to herein as the "Parties."

RECITALS

        WHEREAS, Service Supplier provides services including but not limited to logistics and inventory management services, administrative services, and financial services; and, Customer wishes to purchase such services from Service Supplier; and

        WHEREAS, Service Supplier is willing to provide and Customer desires certain additional services to Customer as needed and agreed upon by both parties.

        WHEREAS, Customer and Service Supplier desire to assure adequate availability of supply and inventory management of Products.

        NOW THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
Definitions

1.1
"Aggregate Inventory" means, at any given time, the total of Products in units that Service Supplier has on hand at all of its storage and/or distribution facilities and that Service Supplier has on order from Customer.

1.2
"Average Weekly Movement" means, at any given time, the total quantity of Products in units and dollars (by NDC number) sold by Service Supplier to Providers over the immediately preceding twenty four (24) weeks divided by twenty-four (24).

1.3
"Confidential Information" means the confidential information described in Section 6.2.

1.4
"Inventory and Sales Reports" means the reports described in Sections 2.2.D.

1.5
"New Price" means the WAC charged by Customer after the effective date and time of a price change instituted by Customer at any time following the effective date of this Agreement, February 1, 2005.

1.6
"Old Price" means the WAC charged by Customer immediately preceding the institution of a New Price.

1.7
"Person" means any individual, partnership, association, joint venture, corporation, limited liability company, trust or other entity.

1.8
"Products" means all current and future pharmaceutical products sold by Customer, including those bearing Customer's label and packaging, which Customer sells to wholesale customers in the United States. (see current price list).

1.9
"Providers" means the purchaser(s) of Products from Service Supplier in the United States.

1.10
"WAC" means Wholesale Acquisition Cost charged by Customer to Service Supplier. May also be referred to as List Price.

ARTICLE 2
Services

General—Customer agrees to compensate Service Supplier for each of the services described below in accordance with the fee structure contained on Schedule A; provided, however, in the event any law, rule, regulation, judicial decree or interpretation invalidates or adversely impacts the Customer as related to the fee structure contained in Schedule A, the services to be provided hereunder by Service Supplier to Customer shall continue uninterrupted and the parties shall meet in good faith to discuss and implement a new fee structure to compensate Service Supplier for the services contemplated herein.

2.1.
Distribution and Inventory Management Services.

(A)
Sophisticated Ordering Technology

(B)
Daily consolidated deliveries to Providers

(C)
Emergency shipments to Providers 24/7/365

(D)
Consolidated accounts receivable management

(E)
Contract and Chargeback administration

(F)
Returns processing

(G)
Customer Service support

(H)
Adequate working inventories to meet customer needs and service levels

(I)
Licensed, environmentally controlled, PDMA compliant, secure facilities

2.2
Additional Inventory Management Services.

(A)
Inventory Levels. During the term of this Agreement, but not commencing until inventory levels then-existing as of the effective date of this Agreement have been worked down to the levels set forth in this Paragraph (A), Service Supplier will use best efforts to maintain Aggregate Inventory levels (for each Product) of no less than [***] and no more than [***] on all Products as calculated on Average Weekly Movement, or as reasonably requested by Reliant and agreed upon by Service Supplier. New Product launches will be excluded from this requirement for the first [***] from initial launch and quantities will be mutually agreed upon between the parties. In the event that Service Supplier fails to maintain Aggregate Inventory levels as set forth in this Section 2.2(A), Customer shall not be required to pay any Service Fee, as it relates to that Product, (as defined in schedule A attached hereto) to Service Supplier for the calendar quarter in which such failure occurs.

    Service Supplier shall be required to redistribute Customer's Products according to and using a First-In, First-Out ("FIFO") methodology.

  (B)
  Purchase Limits. Customer agrees to ship all Service Supplier purchase orders in full. Customer has the right to question any orders that exceed [***] of Service Supplier's Average Weekly Movement and has the right to cancel any quantities that Service Supplier is not able to provide reasonable justifications and/or explanations.

  (C)
  Product Availability. Service Supplier and Customer will jointly use best efforts to minimize product shortages and maximize product availability by agreeing to the following:

  •
  Service Supplier will institute an automated balancing system on Customer Products in order to optimize the use of existing inventories across the entire Service Supplier network, including brokerage.

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

    •
    During backorder situations and limited product availability and upon Customer's request, Service Supplier will implement more frequent order and receiving cycles to help reduce inventory requirements.

    In the event Service Supplier materially fails to use its best efforts to minimize product shortages and maximize product availability as set forth herein, Customer may reduce the Service Fee by [***]% [***] (as defined in schedule A attached hereto) to Service Supplier for the calendar quarter in which such failure occurs.

  (D)
  Data / Reporting Services. Service Supplier shall prepare inventory and related sales data reports, pursuant to EDI 852 and EDI 867 formats, detailing the status of its inventory of each Product (quantity and dollars by Product and distribution center) ("Inventory Reports") and movement of Products ("Sales Reports") by NDC number for the duration of this Agreement. All Inventory Reports and Sales Reports shall include all of Service Suppliers' (and any of Service Supplier's subsidiaries or affiliates, including without limitation, Cardinal Trading Company) distribution centers and/or storage facilities (each shall be referred to as a "Distribution Center"). Service Supplier shall provide Customer with such Inventory Reports monthly and Sales Reports monthly. All such Inventory and Sales Reports shall be transmitted in EDI 852 and EDI 867 formats as set forth herein, respectively and shall include such information as reasonably requested by Customer, including but not limited to the following:

  (a)
  On hand inventory level by Distribution Center; and

  (b)
  On order inventory level by Distribution Center; and

  (c)
  Sales out by Distribution Center

    Service Supplier may, due to contractual requirements, be required to block certain data in the 867's that discloses Provider identity. This may include Provider name and DEA number, and any other data that would identify a Provider.

    Upon the signing of this Agreement, Service Supplier shall provide Customer with hard copies of the latest and most current EDI data contemplated hereunder in a Microsoft Excel spreadsheet format. Within thirty (30) days after entering into this Agreement, the Parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively on a consistent basis. In the event that critical internal support systems and electronic communication links including EDI, are not available for five (5) consecutive business days, the Parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other's business.

    Service Supplier will also provide Morgue Reports (detail of non merchantable product) to Customer on a monthly basis.

    In the event Service Supplier materially fails to fulfill its obligations as set forth in this Paragraph (D), Customer may reduce the Service Fee [***]% [***] (as defined in schedule A attached hereto) to Service Supplier for the calendar quarter in which such failure occurs.

  (E)
  Customer Monitoring. During the term of this Agreement Service Supplier will implement processes and procedures to monitor customer order patterns. Within thirty (30) days of execution of this Agreement, Service Supplier and Customer will agree upon parameters which may represent speculative buy activity by Service Supplier customers. Any orders that meet the agreed upon parameters will be investigated by Service Supplier and the outcome reported to Customer. If it is determined by Customer and Service Supplier that a customer is engaging in speculative purchasing activity, additional steps will be implemented by Service Supplier to limit such customer purchases to reasonable levels. Furthermore, Service Supplier will provide Customer with "Events Management" which will include new Providers, lost Providers, and any other information that it is aware of that would affect Product movement.

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

  (F)
  Service Level. Service Supplier will provide Customer with a monthly service level on each Product of at least [***] percent [***] calculated in accordance with the standards and procedures specified below. For purposes of this Agreement, the service level percentage will be calculated by dividing total units of each Product shipped by the number of units of each Product ordered, on a Product by Product basis. The following items will be excluded from the service level calculation: recalled and/or discontinued items, manufacturer backorders and inability/failure to supply. In the event Service Supplier materially fails to use its best efforts as set forth in this Paragraph (F), Customer may reduce the Service Fee [***]% [***] (as defined in schedule A attached hereto) to Service Supplier for the calendar quarter in which such failure occurs.

  (G)
  Purchase Requirement. Service Supplier and all Affiliates and subsidiaries of Service Supplier, including Cardinal Trading Company, agrees to purchase 100% of its requirements of Customer Products directly from Customer. Service Supplier, and its Affiliates and subsidiaries, including Cardinal Trading Company, agrees not to purchase any of such Products from any other Person whether within or outside the United States.

  (H)
  New Product Launch Support. Service Supplier will provide guaranteed support for future Customer new product launches. Support will consist of, but not be limited to, the following:

  a.
  Stocking each distribution center with initial quantities of new Products, as reasonably determined by Customer, in no case to exceed [***] of anticipated demand, unless agreed upon in advance and in writing by the Parties.

  b.
  Providing daily sales out reports for the first 60 days of product launch

  c.
  Work with Customer to identify specific retail outlets that use similar products and can be targeted for use of the new product to assist with retail distribution.

    In the event Service Supplier materially fails to use its best efforts as set forth in this Paragraph (H), Customer may reduce the Service Fee [***] [***] (as defined in schedule A attached hereto) to Service Supplier for the calendar quarter in which such failure occurs.

  (I)
  Deductions Reconciliation. Service Supplier may take deductions it determines are necessary or appropriate provided however, Service Supplier will notify Customer of any deductions in a timely manner and will delay taking such deductions for up to thirty (30) days from the date of notification to give the parties the opportunity to meet and discuss the deductions. Service Supplier will use its best efforts to resolve any deductions during this thirty (30) day period.

  (J)
  Product Recalls. In the event of a recall, warning letter, quarantine, or withdrawal of a product(s), Customer shall reimburse Service Supplier for all reasonable direct notification and collections costs incurred, as published in the then current HDMA guidelines. These costs may include costs of notification and costs of collections if outside the normal returns process, however the cost of returns and shipping costs are already included in the base fee as noted at the beginning.

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

  (K)
  Audit and Inspection. During the term of this Agreement, upon reasonable prior notice and during normal business hours, either Party shall be entitled to audit and inspect those relevant records which are maintained by the other Party in connection with its performance under this Agreement; provided, however, the audit or inspection shall be performed by permanent employees of the party or an independent public accounting firm so designated by the party conducting such audit or inspection and, except in connection with a governmental inquiry or investigation, in no event shall any such audit or inspection relate to any transaction or event which occurred more than twenty-four (24) months prior to the date of such audit or inspection. Any audit performed pursuant to this Paragraph (K) shall be at expense of the party conducting such audit, unless such audit reveals an underpayment or overpayment of five per cent (5%) or more in favor of the auditing party for any contract year, in which case the audited party shall reimburse the auditing party for the actual costs of such audit.

ARTICLE 3
Term and Termination; Remedies

3.1
Term and Termination. This Agreement shall remain in full force and effect as of February 1, 2005 and for a period of two (2) years thereafter unless terminated by either Customer and/or Service Supplier, as the case may be, by (a) the mutual written agreement of Customer and Service Supplier; or (b) a breach by Customer or Service Supplier of any of the terms of this Agreement that is not cured within thirty (30) days of written notification thereof by the non-breaching party; or (c) the institution (whether voluntarily or involuntarily) of bankruptcy, insolvency, liquidation or similar proceedings by or against Customer or Service Supplier, or the assignment of Customer's or Service Supplier's assets for the benefit of creditors, or (d) Subject to Section 6.4 of this Agreement, if either party, in its sole discretion, determines that any of the terms hereunder may violate any new or existing law, rule or regulation, then that party reserves the right to: (1) terminate this Agreement without notice or (2) eliminate or reduce orders made by Service Supplier. In the event that either party takes an action pursuant to the immediately preceding sentence of this Section 3.1, both parties agree to use their reasonable best efforts to negotiate and execute a distribution services agreement that will meet in all material respects the economic and business expectations of the parties with respect to this Agreement to the extent permitted by law.

ARTICLE 4
Indemnification

4.1
Indemnification. Each Party ("Indemnifying Party") shall defend, indemnify, and hold harmless the other Party ("Indemnified Party") and its affiliates, shareholders, directors, officers and employees from and against any and all claims, causes of action, obligations, liability, liens, indebtedness, debts, judgments, damages (exclusive of lost profits) losses, costs, expenses, and fees (including, without limitation, reasonable attorney fees) to the extent arising from or related to (1) breach or default under any representation, warranty, covenant, obligation or promise made by the Indemnifying Party or its affiliate under this Agreement, (2) the Indemnifying Party's fraud, intentional misconduct, omission or negligence Notwithstanding the above, the Indemnifying Party shall not be obligated to defend, indemnify, or hold Customer harmless from claims arising out of willful, wanton or negligent act or omission by the Indemnified Party or from the Indemnified Party's breach of this Agreement. This indemnity is conditioned upon prompt notice of any claim which may be covered by this indemnity, permitting the Indemnifying Party to handle such claim as it determines most appropriate, cooperating fully with the Indemnifying Party in its handling of such claim, and not making or offering to make any settlement of such claim without the prior written consent of the Indemnifying Party. IN NO EVENT WILL THE INDEMNIFYING PARTY BE LIABLE FOR INDIRECT, CONSEQUENTIAL SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS.

ARTICLE 5
Insurance

5.1
Insurance. Each Party shall maintain at its expense commercial general liability insurance in a principal amount of not less than the coverage generally maintained by companies of similar size in its industry. Each Party shall also maintain a product liability policy relating to any use of the Products at any time after the date of this Agreement with coverage of not less than One Million Dollars ($1,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate. Each of the policies required under this Section 15 and maintained by any Party shall name the other Party as an additional insured and require the insurer to provide at least thirty (30) days written notice to such other Party before any cancellation or material change to the limits, deductibles or terms of such policies. Within thirty (30) days after the date of this Agreement, each Party shall furnish to the other Party certificates evidencing its insurance, such other Party's designation as additional insured, and such notice requirement. Any Party may elect to suspend its performance under this Agreement until any insurance required to be maintained by the other Party is in place and such certificates of coverage are provided. In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

ARTICLE 6
Miscellaneous

6.1
Nature of Relationship. The relationship between Customer and Service Supplier is that of service buyer-seller, and no agency, franchise, partnership, joint venture or other relationship shall be construed to exist between the parties. Nothing contained in this Agreement shall be construed as giving Service Supplier any rights as a wholesaler of Products, whether in any territory or with respect to any class of customers for Products. Customer reserves the right to appoint additional distribution service suppliers and to sell directly to customers, including without limitation, the U.S. Government (including any agencies, departments or services thereof), qualifying tax-supported and non-profit institutions, mail service and other retail providers, and such other accounts as Customer deems appropriate. Service Supplier represents that the services hereunder are bona fide and the consideration there for is no greater than the fair market value for such services and as such are not discounts as defined in the CMS December 9, 2004 letter with respect to Average Sales Price.

6.2
Confidentiality. During the term of this Agreement, each party, its respective agents, employees and representatives (collectively, the "Receiving Party") may receive or have access to confidential materials and information of the other party (the "Disclosing Party"). All such materials and information (including, but not limited, Products information, operations, methods, strategies, formulas, price lists, discount programs, incentives, rebates, records of unit movement for Products, shipping and warehousing, and confidential proprietary information from third parties), are collectively referred to herein as "Confidential Information" and constitute the property of the Disclosing Party. During the term hereof and for a period of one (1) year thereafter the Receiving Party shall not use or disclose to third persons any such Confidential Information without the Disclosing Party's prior written consent, excepting those (a) disclosures made on a confidential basis to and use by the directors, officers, employees, and agents of the Receiving Party who have a reasonable need to know such information in connection with the Receiving Party's performance of this Agreement, (b) disclosures which are required by law, as reasonably determined by the Receiving Party or its legal counsel, or are made on a confidential basis to the Receiving Party's attorneys, accountants, and other professional advisors in connection with matters relating to this Agreement, and (c) routine disclosures in the normal course of business, including to IMS/DDD or similar organizations.

  Upon termination of this Agreement (for any reason) each Party will promptly: (i) return to the other party all documentation and other materials (including copies of original documentation or other materials) containing any confidential information of the other Party; or (ii) certify to the other Party, as to the destruction of all such documentation and other materials.

6.3
Assignment and Delegation. Neither Party may assign this Agreement without the prior written consent of the other party; provided, however, that either Party may assign this Agreement without such consent to an Affiliate or to a successor to substantially all of the pharmaceutical assets or business of such Party, whether in a merger, sale of stock, sale of assets or other transaction.. For the purpose of this Section 4.3, an Affiliate shall be defined to include any company controlling, controlled by, or under common control with Service Supplier or Customer as the case may be through stock ownership, direct or indirect. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.

6.4
Governing Law. Agreement shall be interpreted in accordance with, and governed by, the laws of the State of New York, without regard to any conflicts of laws' rules.

6.5
Severability; Waiver. The invalidity of all or part of any provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. Either party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement.

6.6
Statute of Frauds. All EDI transmissions made pursuant to this Agreement shall be deemed by the parties to be the same as written communication for all purposes, and for all applications of law and statutes, including but not limited to, the Statue of Frauds under the State of the Ohio Uniform Commercial Code.

6.7
Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part nor shall the other Party have the right to terminate this Agreement where delivery or performance has been affected by a condition of force majeure. For purposes of this Agreement, force majeure means a condition which results from causes beyond a party's reasonable control, including, but not limited to, acts of God, acts of the other party, shortages, fires, labor disputes, strikes, floods, epidemics, quarantines, acts of terrorism, war, riot, delay in transportation, compliance with any applicable governmental regulation or order, whether or not it later proves to be invalid, or inability to obtain labor, materials or manufacturing facilities. If either Party is affected by a force majeure event, such Party shall, within 10 days of its occurrence, give notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing party shall use its best efforts to remedy its inability to perform.

6.8
Notices. All notices to either Party (each a "Notice") shall be in writing, shall refer specifically to this Agreement and shall be hand delivered or sent by express courier service, costs prepaid, or by facsimile to the respective addresses specified below (or to such other address as may be specified by Notice to the other Party):
If to Service Supplier, to:	Cardinal Health, Inc 7000 Cardinal Place Dublin, OH 43017 Attention: General Counsel Telecopier No.: 614-757-6948
If to Customer, to:	Reliant Pharmaceuticals, Inc. 110 Allen Road Liberty Corner, NJ 07938 Attention: Michael J. Lerner, Esq., Vice President, Legal Affairs Telecopier: 908.542.9406
6.10
Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior contracts, agreements and understandings between the Parties whether written or oral with regard to the subject matter hereof. This Agreement may not be amended except in writing signed by authorized representatives of the Parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.

Reliant Pharmaceuticals, Inc.	Cardinal Health*
By:	By:
Name:	Name:
Title:	Title:

EDI Contact Person:	EDI Contact Person:

Name:	Name:
E-mail:	E-Mail:
Phone:	Phone:

*The term "Cardinal Health" shall include the following affiliated operating companies: Cardinal Health 110, Inc., formerly known as Whitmire Distribution Corporation, a Delaware corporation (Folsom, California); Cardinal Health 106, Inc., formerly known as James W. Daly, Inc., a Massachusetts corporation (Peabody, Massachusetts); Cardinal Health 103, Inc., formerly known as Cardinal Southeast, Inc., a Mississippi corporation (Richland, Mississippi); Cardinal Health 100, Inc., formerly known as Bindley Western Industries, Inc., an Indiana corporation (Indianapolis, Indiana); Cardinal Health 104, LP f/k/a Service Supplier Distribution, L.P., an Ohio limited partnership (Dublin, Ohio) Cardinal Health 107, Inc., formerly known as National Pharmpak Services, Inc., an Ohio corporation, and any other subsidiary of Cardinal Health, Inc., an Ohio corporation ("CHI"), as may be designated by CHI and The Cardinal Trading Company.

SCHEDULE A

        Service Fee:    The Service Fee of [***]% will be calculated and paid quarterly based on the total value of all Products invoiced to Service Supplier by Customer during the quarter, including brokerage and drop ship, from Customer during that quarter valued at the Customers WAC at the time the Product was purchased. Customer shall pay such fees no later than thirty (30) days after the end of each calendar quarter.    All such fees will be paid to Service Supplier in the form of a credit memo. For purposes of this Agreement a "calendar quarter" shall mean the following consecutive three calendar month periods: January 1—March 31, April 1—June 30, July 1—September 30 and October 1—December 31

        Service Fee Credits:    Customer will receive credit towards Service Fee for the following items:

  a.
  [***]

  b.
  [***]

[***]
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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DISTRIBUTION SERVICES AGREEMENT
RECITALS
ARTICLE 1 Definitions
ARTICLE 2 Services
ARTICLE 3 Term and Termination; Remedies
ARTICLE 4 Indemnification
ARTICLE 5 Insurance
ARTICLE 6 Miscellaneous
SCHEDULE A